UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2018

Pacific Biosciences of California, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park, California 94025

(Address of principal executive offices)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On November 1, 2018, Pacific Biosciences of California, Inc., a Delaware corporation (the “Company” or “PacBio”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Illumina, Inc., a Delaware corporation (“Illumina”), and FC Ops Corp., a Delaware corporation and a wholly owned subsidiary of Illumina (“Merger Subsidiary”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Illumina.

Under the Merger Agreement, at the effective time of the Merger, (a) each issued and outstanding share of PacBio common stock (other than shares (i) owned or held in treasury by PacBio or owned by Illumina or Merger Subsidiary, (ii) held by any subsidiary of PacBio or Illumina (other than Merger Subsidiary) or (iii) held by stockholders who have properly exercised and perfected appraisal rights under Delaware law) and (b) each outstanding share of PacBio restricted stock, will be cancelled and automatically converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”). In addition, subject to certain exceptions, each share of PacBio common stock underlying restricted stock units and stock options (whether vested or unvested) will be converted into the right to receive the Merger Consideration (or, in the case of a stock option, the spread between the Merger Consideration and the applicable exercise price), without interest.

PacBio has made customary representations, warranties and covenants in the Merger Agreement, including covenants not to, during the pendency of the Merger, solicit alternative transactions or, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. Each of Illumina and Merger Subsidiary has also made customary representations, warranties and covenants in the Merger Agreement.

Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including (i) approval of the Merger Agreement by PacBio stockholders, (ii) the absence of any law or order in certain jurisdictions restraining, enjoining or otherwise prohibiting the Merger, (iii) the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of certain non-United States jurisdictions. The transaction is not subject to any financing condition.

The Merger Agreement contains certain customary termination rights for Illumina and PacBio, including a right to terminate the Merger Agreement if the Merger is not completed by November 1, 2019, unless otherwise extended pursuant to the terms of the Merger Agreement. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, PacBio will be obligated to pay Illumina a termination fee of $43.00 million. Specifically, if the Merger Agreement is terminated in connection with PacBio accepting a superior offer or due to the withdrawal by PacBio’s board of directors of its recommendation of the Merger, then the termination fee will be payable by PacBio to Illumina upon termination. The termination fee will also be payable in certain circumstances if the Merger Agreement is terminated and, prior to such termination, a proposal to acquire greater than 50% of the common stock or assets of PacBio is publicly announced, and PacBio enters into an agreement for, or completes, any transaction involving the acquisition of greater than 50% of its stock or assets within one year of the termination. In certain other circumstances related to antitrust approvals, Illumina may be required to pay PacBio a termination fee of $98.00 million. Specifically, if the Merger Agreement is terminated after November 1, 2019 (as such date may be extended pursuant to the Merger Agreement), then the termination fee will be payable by Illumina upon termination of the Merger Agreement if the other conditions to closing not relating to antitrust or competition laws have been satisfied or validly waived. In no event will either party be entitled to receive more than one termination fee payment. In addition to the circumstances under which termination fees would be payable as described above, under other circumstances, each party remains liable to the other for any additional damages if such party (i) intentionally fails to fulfill a condition to the performance of the obligations of the other party, (ii) commits a material breach of the covenants required to be performed by it, or (iii) commits a willful and intentional breach of any of its representations and warranties.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about PacBio, Illumina or Merger Subsidiary, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and investors should not rely on them as statements of fact.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On November 1, 2018, in connection with the transactions contemplated by the Merger Agreement, the Company’s Board of Directors amended and restated the Amended and Restated Bylaws of Pacific Biosciences of California, Inc. (the “Bylaws Amendment”). The Bylaws Amendment provides for the state and federal courts located within the State of Delaware as the exclusive forum for various governance disputes concerning PacBio and other persons.

The foregoing summary of the Bylaws Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Bylaws Amendment attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01	Other Events.

Press Release

On November 1, 2018, the Company and Illumina issued a joint press release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Voting Agreement

In connection with the execution of the Merger Agreement, each of Bill Ericson, Christian Henry, David Botstein, John Milligan, Kathy Ordonez, Lucy Shapiro, Marshall Mohr, Michael Hunkapiller, Michael Phillips, Randall Livingston, and Susan Barnes (collectively, the “Company Stockholders”) have entered into a Voting Agreement, dated as of November 1, 2018, with Illumina and Merger Subsidiary (the “Voting Agreement”). Subject to the terms and conditions of the Voting Agreement, the Company Stockholders have agreed, among other things, to vote the shares of PacBio common stock that are owned of record by such stockholder (representing in the aggregate approximately 1.98% of the total outstanding shares of Company common stock as of October 30, 2018), and including shares of Company Common Stock acquired after such date, in favor of the adoption of the Merger Agreement and approval of the Merger and to waive any applicable appraisal rights. In addition, each such stockholder has agreed to vote against any proposal made in competition with the Merger, as well as certain other restrictions with respect to the voting and transfer of such stockholder’s shares of Company common stock. The Voting Agreement will terminate automatically if the Merger Agreement is validly terminated.

The foregoing summary of the Voting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, a form of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of November 1, 2018, by and among Illumina, Inc., FC Ops Corp. and Pacific Biosciences of California, Inc.

3.1	Second Amended and Restated Bylaws of Pacific Biosciences of California, Inc.

99.1	Press Release, dated November 1, 2018.

99.2	Form of Voting Agreement.

*

Schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or annex will be furnished supplementally to the Securities and Exchange Commission upon request.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Pacific Biosciences of California, Inc. and Illumina, Inc. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder of PacBio entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that PacBio may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, PACBIO SHAREHOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT PACBIO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PACBIO AND THE PROPOSED TRANSACTION. PacBio stockholders may obtain free copies of the proxy statement (when it becomes available) and other relevant documents filed with the SEC by PacBio at the SEC’s web site (http://www.sec.gov). Free copies of the proxy statement, when available, and other filings made by PacBio with the SEC also may be obtained from the Investor Relations section of PacBio web site (www.pacificbiosciences.com) or by directing a request to PacBio, Attn: Investor Relations, 1305 O’Brien Drive, Menlo Park, California 94025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Date: November 5, 2018	By:	/s/ Susan K. Barnes
		Name:	Susan K. Barnes
		Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer